Exhibit 99.1

OfficeMax Incorporated

263 Shuman Boulevard Naperville, IL 60563

News Release

OfficeMax Media Contacts		OfficeMax Investor Contact	Lyreco Contact
Bill Bonner	Jennifer Rook	John Jennings	Eric Bigeard, Chief Executive Officer
630 864 6066	630 864 6057	630 864 6820	+33 327 23 64 14

For Immediate Release: October 6, 2008

LYRECO AND OFFICEMAX ANNOUNCE GLOBAL ALLIANCE

OfficeMax (NYSE:OMX) and Lyreco announce today they entered into an alliance to better serve their customers throughout the world. The partnership brings together the expertise and footprint of two leaders in business-to-business office supply solutions.  Utilizing the combined contract operations and infrastructure of Lyreco and OfficeMax around the world, the partnership is expected to provide improved selling opportunities for both companies.  Lyreco and OfficeMax will be able to provide exceptional office supplies service to their multinational customers in a broader geographical coverage now reaching 36 countries.

“I am delighted to have Lyreco as our partner”, said Sam Duncan, Chairman and Chief Executive Officer at OfficeMax. “Lyreco has always been a leader in Europe and this partnership will improve the OfficeMax service offering for our large international customers.  We expect improved selling potential from the partnership.”

“I am obviously excited about the two companies coming to such an agreement” stated Lyreco’s CEO, Eric Bigeard. “OfficeMax and Lyreco share the same commitment for the customers and the same dedication to delight them. OfficeMax has a long established and solid position and I look forward to developing the relationship in the future”.

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About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to- business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 32,000 associates through direct sales, catalogs, e-commerce and nearly 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit http://www.officemax.com/.

About Lyreco

Lyreco is a privately-owned supplier of office products to the business community and a leader in business-to-business office products solution With 11,000 employees including a sales force of over 4,500 people its core expertise is in the focus on customer service and distribution excellence. It operates in 29 countries around the world, covering 4 continents. For more information, visit http://www.lyreco.com

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the alliance with Lyreco will increase sales or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

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